EXHIBIT 99.1

QCR Holdings, Inc. Announces the Acquisition of Community National Bancorporation and Community National Bank

MOLINE, Ill., May 14, 2013 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) today announced the completion of its previously announced acquisition of Community National Bancorporation (Community National) and Community National Bank (CNB). Established as a de novo bank in 1997, CNB is headquartered in Waterloo, Iowa. CNB has eight banking locations and approximately $279 million in assets and approximately $247 million in deposits as of March 31, 2013. The synergies between the CNB and QCR Holdings approach to customer and community service are key components in this strategic merger. The mission statements of both organizations focus on recruiting the best people, delivering exceptional customer service, and supporting and building the local communities that they serve.

"We are delighted to welcome our new employees, clients and shareholders to QCR Holdings," stated Douglas M. Hultquist, President and Chief Executive Officer, QCR Holdings. "This transaction provides the opportunity for us to expand our footprint in Iowa and add another very strong commercial and industrial (C & I) market to our Company. Community National has established a great community bank franchise and we look forward to continuing to build that franchise by providing additional operational resources, expanded products and services, increased lending and leasing capabilities, along with expanded wealth management and trust services."

Todd A. Gipple, Chief Operating Officer and Chief Financial Officer of QCR Holdings remarked, "This merger allows us to combine capabilities and leverage the significant operational resources we have created at QCR Holdings to provide the CNB team with expanded support as they continue to deliver exceptional service to customers and the community. We are also proud to announce the addition of Mike Peterson, Chairman of the Community National and CNB Boards, to the QCR Holdings Board of Directors effective as of the closing of the merger. Mr. Peterson is the President of Peterson Genetics and resides in Cedar Falls, Iowa."

Michael L. Peterson, Chairman of Community National Bank added, "We are eager to combine resources with QCR Holdings. We feel that now is the right time to expand our commitment to our customers and communities by partnering with a substantial regional financial institution who shares our business model of delivering personalized customer service. In addition, as was previously announced as part of this transition, it is my pleasure to congratulate Stacey J. Bentley, who today assumes the role of President and Chief Executive Officer of Community National Bank. Josef M. Vich, former President and Chief Executive Officer will remain active with CNB and assume the role of Vice Chairman. Joe has worked tirelessly for our organization since founding CNB in 1997, and is excited to hand leadership of CNB over to Stacey as planned."

Stacey J. Bentley, newly appointed President and Chief Executive Officer, Community National stated, "We are excited about our merger with QCR Holdings. This is a great opportunity to partner with another successful organization that has additional capabilities to support the growth of our franchise.  Both banking institutions are well known for their excellent customer service, community advocacy, and talented, dedicated staff – our two franchises together will be a powerful combination."

Raymond James & Associates, Inc. acted as financial advisor to QCR Holdings, with Barack Ferrazzano Kirschbaum & Nagelberg LLP as legal counsel. Community National was advised by Davis Brown Law Firm.

Terms of the Transaction

In the acquisition, QCR Holdings has acquired 100% of Community National's outstanding common stock for aggregate consideration of approximately 70% QCR Holdings common stock and 30% cash. Each share of Community National common stock received 0.40 shares of QCR Holdings common stock and cash consideration of $3.00. Based upon the closing price of QCR Holdings common stock of $15.79 as of May 13, 2013, the aggregate purchase price was approximately $19.4 million.

About QCR Holdings

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank & Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994, Cedar Rapids Bank & Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001, and Rockford Bank & Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. Quad City Bank & Trust Company also engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the companies and their management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the companies. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the companies' management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the companies undertake no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the companies to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the companies' general business, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations to be issued thereunder; (iii) changes in interest rates and prepayment rates of the companies' assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vi) the loss of key executives or employees; (vii) changes in consumer spending; (viii)  unexpected outcomes of existing or new litigation involving the companies; (ix) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; and (x) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

CONTACT: Todd A. Gipple, Executive Vice President
         Chief Operating Officer and Chief  Financial Officer
         QCR Holdings, Inc.
         (309) 743-7745

         Stacey J. Bentley, President and Chief Executive Officer
         Community National Bank
         (319) 291-2000